Exhibit 99

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Dan Bevevino	Joe Calabrese	Julie Tu

Vice President & CFO	General Contact	Analyst Information

(724) 387-5235	(212) 827-3772	(212) 827-3776

RESPIRONICS EXCEEDS $1 BILLION IN REVENUES FOR FISCAL YEAR 2006,
REPORTS RECORD FINANCIAL RESULTS FOR FOURTH QUARTER AND
FULL FISCAL YEAR 2006

MURRYSVILLE, PA, July 27, 2006—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced record financial results for the three months and fiscal year ended June 30, 2006.

FINANCIAL RESULTS

Three Months Ended June 30, 2006
Net sales for the fourth quarter totaled $280.7 million, up 12 percent over the $249.6 million achieved in the fourth quarter a year ago. Changes in foreign currency exchange rates negatively impacted revenues by approximately $1.3 million, or less than one percent, during the current year’s fourth quarter.

Domestic revenues increased 15 percent from $171.6 million in the fourth quarter a year ago to $196.9 million in the current year’s fourth quarter. The Company’s domestic revenue gains were led by a year-over-year increase of $18.0 million, or 17 percent, in domestic sleep therapy products. This increase in sleep therapy revenues was achieved as the Company continued its transition to the new M-Series platform of continuous positive airway pressure (“CPAP”) devices. The Company’s Alice® 5 Sleep Diagnostics System continues to gain acceptance in sleep labs, posting $5.9 million of revenues in the fourth quarter which represents 47 percent year-over-year growth. Additionally, the Company’s domestic Hospital Group revenues increased by 12 percent versus the prior year, led by a 26 percent increase in sales of hospital ventilation equipment which increased from $16.9 million last year to $21.3 million in the current year fourth quarter.

International revenues totaled $83.8 million for the fourth quarter, a 7 percent increase over the $78.0 million reported a year ago, led by solid 16 percent growth in the obstructive sleep apnea market or 17 percent on a constant currency basis. The Company also achieved 10 percent growth in its hospital products in the international markets. Excluding the impact of unfavorable changes in foreign currency exchange rates, international revenue growth was 9 percent versus the prior year. International revenues represented 30 percent of total revenues during the quarter.

Net income for the current quarter was $29.4 million, or $0.40 per diluted share, including stock compensation expenses totaling $3.0 million on a pre-tax basis, or approximately $0.03 per diluted share after tax. The current year represents the Company’s initial year for adoption of Financial Accounting Standards Board Statement Number 123 (Revised 2004) — “Share-Based Payment (“FASB No. 123( R )”).” Excluding the impact of stock compensation expense in the current year fourth quarter, net income was $31.5 million, or $0.43 per diluted share. This represents a 20 percent increase over $0.36 per diluted share reported a year ago, excluding the impact of restructuring and acquisition related expenses in the prior year. GAAP net income for the prior year fourth quarter was $24.7 million, or $0.34 per diluted share.

During the current year fourth quarter the Company incurred $2.2 million of restructuring and acquisition-related expenses, primarily associated with the closure of its Galway, Ireland manufacturing facility. Activities at this facility will be consolidated into the Company’s other facilities over the next several quarters. These expenses are included in the Company’s GAAP-basis $0.40 per diluted share and the $0.43 per diluted share excluding stock compensation expenses reported above.

The Company’s increase in earnings per share in the current year is primarily the result of sales growth and operating margin increases versus the prior year. With the financial information included in this press release, the Company provides a tabular reconciliation of GAAP net income with net income excluding the impact of stock compensation expenses.

Fiscal Year Ended June 30, 2006
For the fiscal year ended June 30, 2006, net sales increased to $1,046.1 million, a 15 percent increase compared to $911.5 million from last year.

Net income for the fiscal year ended June 30, 2006 was $99.9 million, or $1.36 per diluted share, including stock compensation expenses totaling $12.0 million on a pre-tax basis, or approximately $0.12 per diluted share after tax. Excluding the impact of stock compensation expenses in the current year, net income was $108.4 million, or $1.47 per diluted share. This represents a 20 percent increase over $1.22 per diluted share reported a year ago, excluding the impact of restructuring and acquisition related expenses in the prior year.

COMMENTS FROM MANAGEMENT
Quarterly Results

John Miclot, President and Chief Executive Officer of Respironics, commented, “We are extremely pleased to report another record quarter and fiscal year, in line with our guidance, for the period ended June 30, 2006. The fourth quarter of fiscal year 2006 marks a significant milestone for our company as Respironics surpassed the $1.0 billion revenue threshold. Both our Domestic Sleep and Home Respiratory Group and our Domestic Hospital Group delivered strong results. During this latest quarter, we successfully released the remaining CPAP devices in our new M-Series family of products for obstructive sleep apnea. To date, the market acceptance of these units has been very positive and we remain encouraged by these early results. We look forward to continued acceptance of this product line and to the release of our M-Series bi-level unit during the upcoming quarter. Additionally, customer and patient acceptance of our new ComfortLiteTM II mask continues to trend positively.”

Mr. Miclot further stated, “We are also very pleased with the results posted by our Domestic Hospital Group in our ventilation therapy and monitoring lines. These results were driven by sales of our Esprit® and BiPAP Vision® therapeutic ventilators and monitoring systems. We believe this strong performance reflects the investments we have made in this market and our focus on Total Ventilation SolutionsSM, which combines our range of ventilation therapies with patient monitoring to deliver optimal patient care.”

“Fiscal year 2006 was a very successful year for us in the international markets. We ended the year with another strong quarter of sleep therapy growth. During the quarter we posted 16 percent growth in these products, or 17 percent on a constant currency basis. During the quarter, our M-Series was available on a more limited basis in the international marketplace. We look forward to the full introduction of these units internationally over the next several quarters,” he added.

Commenting on the Company’s acquisition activities, Mr. Miclot noted “During the quarter, we also continued our business development efforts by spending $10.4 million to acquire OxyTec™ Medical Corporation, a company that has designed a unique and innovative portable oxygen concentrator. This acquisition is consistent with our strategy for the home respiratory marketplace to offer innovative solutions to optimize the treatment of the respiratory impaired patient in the home.”

Mr. Miclot added, “I would like to once again thank all of our associates for their contributions during fiscal year 2006 as they have delivered another record year of growth and profitability. Through our associates’ outstanding efforts, our Company has driven past the $1.0 billion revenue level. I look forward to their future contributions as we continue to pursue our strategy of delivering valued solutions to the global sleep and respiratory markets.”

Financial Position
The Company continues to maintain a strong balance sheet position, with $265.4 million of cash and marketable securities as of June 30, 2006. During the quarter, the Company continued to maintain days sales outstanding in accounts receivable at 60 days. The Company’s long-term debt balance was $26.8 million as of June 30, 2006. Respironics’ strong balance sheet positions the Company to execute its strategy which calls for optimizing the Company’s core growth drivers while investing in new areas of the sleep and respiratory markets.

Outlook
For fiscal year 2007, the Company is comfortable with earnings per share estimates (exclusive of stock compensation expense) of approximately $1.72 to $1.77. Revenue expectations for the year are approximately $1,190 million to $1,215 million. Earnings per share estimates for the quarter ending September 30, 2006 are in the range of $0.32 to $0.33.

This earnings per share outlook does not include the impact of FASB No. 123( R ). During the 2007 fiscal year, the Company expects to incur approximately $13.5 million to $14.5 million of stock compensation expense on a pre-tax basis, or $0.12 to $0.13 per share after tax. The Company expects to incur $3.0 million to $3.5 million of stock compensation expense on a pre-tax basis, or $0.03 per share after tax during the first quarter of the 2007 fiscal year. The actual expenses recorded during the 2007 fiscal year may fluctuate based on factors such as the actual number of equity awards granted to employees and changes in the Company’s stock price and interest rates.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in 131 countries and employs more than 4,700 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at http://www.respironics.com or at http://www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT
This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions and strategic investments; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States; foreign currency fluctuations; the effects of a major earthquake, cyber-attack or other catastrophic event that results in the destruction or disruption of any of our critical business or information technology systems; customer consolidation and concentration; increasing price competition and other competitive factors in the manufacture, distribution, and sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; the number of equity awards granted to employees and changes in the Company’s stock price; and third party reimbursement; all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Fiscal year ended
	6/30/06	6/30/05	6/30/06	6/30/05

Sales	$280,706	$249,643	$1,046,141	$911,497
Gross profit	150,753	137,894	572,878	498,282
Stock compensation expenses (1)	2,984	0	11,955	0
Income before income taxes	46,108	39,197	159,222	135,719
Net income	29,402	24,686	99,893	84,356
Basic earnings per share	0.40	0.34	1.38	1.19
Diluted earnings per share	0.40	0.34	1.36	1.17
Diluted earnings per share, excluding the impact of stock compensation expenses (1)	0.43	0.34	1.47	1.17
Basic shares outstanding	72,673	71,577	72,311	70,896
Diluted shares outstanding	73,671	72,553	73,570	72,255

(1) - See reconciliation of Non-GAAP financial measures in table at the end of this press release.

Product Sales Summary

(Unaudited)
(Dollars in thousands)

	Three months ended		Fiscal year ended
	6/30/06	6/30/05	6/30/06	6/30/05

Domestic Sleep and Home Respiratory Group	$148,754	$128,593	$535,654	$463,073
Domestic Hospital Group	48,149	43,012	189,127	162,137
International Group	83,803	78,038	321,360	286,287
Total	$280,706	$249,643	$1,046,141	$911,497

Condensed Balance Sheet

(Unaudited)
(Dollars in thousands)

	At	At
	6/30/06	6/30/05
Cash and cash equivalents	$259,513	$234,632
Marketable securities	5,838	0
Trade accounts receivable	187,502	153,479
Inventories	124,149	96,315
Other current assets	65,090	51,698
Total current assets	642,092	536,124
Property, plant and equipment (net)	137,943	127,376
Other assets, including goodwill	237,343	214,946
Total assets	$1,017,378	$878,446
Current liabilities	$211,042	$198,022
Long-term obligations	26,756	29,241
Other non-current liabilities	15,132	23,537
Shareholders’ equity	764,448	627,646
Total liabilities and shareholders’ equity	$1,017,378	$878,446

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of stock compensation expenses,” is reconciled with GAAP net income in the table below:

	Three months ended		Fiscal year ended
	6/30/06	6/30/05	6/30/06	6/30/05

GAAP net income	$29,402	$24,686	$99,893	$84,356
Stock compensation expenses, net of tax	2,108	0	8,531	0
Net income, excluding the impact of FAS 123( R )	$31,510	$24,686	$108,424	$84,356
GAAP Diluted shares outstanding	73,671	72,553	73,570	72,255
FAS 123( R ) impact on diluted shares outstanding	302	0	302	0
Diluted earnings per share, excluding the impact of FAS 123( R )	73,973	72,553	73,872	72,255
Diluted earnings per share, excluding the impact of FAS 123( R )	$0.43	$0.34	$1.47	$1.17

The Company adopted FASB No. 123(.R ) on July 1, 2005 using the modified prospective method, which resulted in the recognition of stock compensation expenses in the statement of operations during the quarter and fiscal year ended June 30, 2006 without corresponding charges in the prior year periods. Respironics believes that presenting diluted earnings per share, excluding the impact of stock compensation expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information may also provide investors better insight in evaluating the Company’s earnings performance from core operations in comparison to the prior year.